EXHIBIT 11


                    ROBERTSON-CECO CORPORATION
          COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
          -----------------------------------------------
               (Thousands, except per share amounts)
                            (Unaudited)


                                                     Three Months Ended
                                                          March 31
                                                   ----------------------
                                            1996         1995
                                          --------     --------
PRIMARY:
 Primary earnings (loss) from
   continuing operations . . . . . . . .  $ 3,262     $  1,178
 Income from discontinued
   operations. . . . . . . . . . . . . .      -          3,349
                                          -------     --------
   Total primary earnings (loss) . . . .  $ 3,262     $  4,527
                                          =======     ========

 Average number of shares of common
   stock outstanding . . . . . . . . . .   16,009       15,914
 Incremental shares to reflect
   dilutive effect of deferred
   compensation plan . . . . . . . . . .      114           45
                                          -------     --------
   Total shares  . . . . . . . . . . . .   16,123       15,959
                                          =======     ========

 Primary earnings (loss) from
   continuing operations per common
   share . . . . . . . . . . . . . . . .  $   .20     $    .07
 Primary income from discontinued
   operations. . . . . . . . . . . . . .      -            .21
                                          -------     --------
   Primary earnings (loss) per share . .  $   .20     $    .28
                                          =======     ========
